UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2006

Kforce Inc.

(Exact name of registrant as specified in its charter)

Florida	000-26058	59-3264661
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 East Palm Avenue, Tampa, Florida 33605

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (813) 552-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 1, 2006, Kforce Inc. (the “Firm”) entered into and closed a Stock Purchase Agreement (the “Stock Purchase Agreement”) by and among the Firm, Bradson Corporation, a Rhode Island corporation (“Bradson”), Kforce Government Holdings Inc., a Florida corporation and a wholly-owned subsidiary of the Firm (“KGH”), Ronald M. Bradley (“Bradley”), Barbara J. Lewis (“Lewis”) and David M. Halstead (“Halstead”) (collectively, Bradley, Lewis and Halstead are referred to as the “Shareholders”) and Ronald M. Bradley in his capacity as the Representative.

Bradson is a privately held company based in Arlington, Virginia, and has been a prime contractor of Finance & Accounting Professional Services to the Federal Government for over 20 years. Bradson’s primary customers include the Department of Defense and the Department of Homeland Security.

Pursuant to the terms of the Stock Purchase Agreement, KGH acquired all of the outstanding capital stock of Bradson for a purchase price of $73,000,000 (the “Purchase Price”), which was subject to Bradson delivering a minimum of $4,000,000 in working capital at the time of closing. The Firm also expects to realize a future cash tax benefit with a net present value of approximately $13 million as a result of the election to classify the transaction as an asset sale for tax purposes under section 338(h)(10) of the IRS code. The cash consideration paid by KGH was comprised of the Firm’s cash on hand and borrowings under the Firm’s credit facility. On October 2, 2006, KGH placed into escrow $5,000,000 of the total Purchase Price to secure Bradson’s indemnification obligations, and to satisfy certain adjustments to the Purchase Price. KGH, Bradson, and the Shareholders have made certain customary representations, warranties and covenants in the Stock Purchase Agreement. The Firm is a party to the Stock Purchase Agreement as a guarantor of the performance of all obligations of KGH, including all obligations to make the payments of the Purchase Price to the Shareholders.

General

The foregoing summary of the Stock Purchase Agreement is not complete and is qualified in its entirety by reference to the full text of the Stock Purchase Agreement, which has been attached to this Current Report on Form 8-K as Exhibit 2.1.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The information set forth in Item 1.01 concerning the closing of the transactions contemplated by the Stock Purchase Agreement is incorporated by reference into this Item 2.01.

Item 7.01. Regulation FD Disclosure.

Kforce will host a conference call on October 3, 2006 to discuss the acquisition of Bradson and a related slide presentation. The call will begin at 11:00 a.m. EDT. The dial-in number is (888) 202-2422 (please request to be connected to the Kforce Conference Call). The replay of the call will be available from 12:00 p.m. EDT Tuesday, October 3 through October 17, 2006, by dialing (888) 203-1112, passcode 4775902.

The conference call will also be Webcast live at www.kforce.com (select “Investor Relations”) and will be available for Webcast replay until October 17, 2006.

A copy of the slide presentation to be discussed during the conference call is attached to this Current Report on Form 8-K as Exhibit 99.1.

The information under Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, or otherwise subject to the liabilities of that Section, and shall not be incorporated by reference into a filing by the Firm under the Securities Act of 1933, as amended, or the Exchange Act, unless specifically identified therein as being incorporated by reference.

Item 8.01. Other Events.

On October 2, 2006, Kforce issued a press release announcing the completion of the acquisition of Bradson. A copy of such press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a) Any financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment to this Current Report not later than 71 calendar days after the date this Current Report is required to be filed.

(b) Any pro forma financial statements required by Item 9.01(b) of Form 8-K will be filed by amendment to this Current Report not later than 71 calendar days after the date this Current Report is required to be filed.

(d) Exhibits.

Exhibit Number	Description
2.1	Stock Purchase Agreement, dated October 1, 2006, by and among Bradson Corporation, a Rhode Island corporation, Kforce Government Holdings Inc., a Florida corporation and a wholly-owned subsidiary of Kforce Inc., Kforce Inc., Ronald M. Bradley, Barbara J. Lewis, David M. Halstead and Ronald M. Bradley in his capacity as the Representative.

99.1	Kforce Inc. Presentation.

99.2	Press Release dated October 2, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KFORCE INC.
(Registrant)

October 2, 2006	By:	/s/ Joseph J. Liberatore
Joseph J. Liberatore Chief Financial Officer